Exhibit 99.1

Contacts: Investor Relations Mary Ekman 425-216-7995 mary.ekman@clearwire.com

Media Relations Susan Johnston 425-216-7913 susan.johnston@clearwire.com
Clearwire Reports Third Quarter 2009 Results
Key Operating Highlights
•	New $1.564 Billion Equity Financing Round Announced; High Yield Bond Offer Launches Today to Replace and Expand Existing Credit Facility; Total Equity and Debt Commitments of $1.8 Billion from Existing Investors In Place

•	4G Network Coverage Increases by 67% to Over 10 Million People with 4G Mobile Internet Service Launched in 11 More Markets During Third Quarter

•	Selling in 24 WiMAX Markets in November; On Track to Launch Seattle, Honolulu and Maui Covering More Than 30 Million People by Year End 2009

•	Fry’s Electronics and MicroCenter Added as National Indirect Sales Distribution Outlets for CLEAR Products and Services

•	Wholesale Partners Including Sprint, Comcast, and Time Warner Cable to Expand Selling Efforts Across 4G Markets
Key Performance Highlights – Q3 2009 vs. Pro Forma Q3 2008
•	CLEAR 4G WiMAX Markets Generate Strong Net Subscriber Additions of 49,000 and Consolidated Net Adds Top 44,000 for Q3 2009

•	Revenues Increase 13 Percent Driven by 18 Percent Subscriber Growth

•	Total Network Covered POPs Increase 40 Percent to 25.4 Million

•	Cash and Short Term Investments of $2.0 Billion and Nationwide Spectrum Holdings of Over 43 Billion MHz POPs
KIRKLAND, Wash. – November 10, 2009 – Clearwire Corporation [NASDAQ: CLWR] (along with its subsidiaries, “Clearwire” or the “Company”), a leading provider of wireless broadband services, today reported its unaudited condensed consolidated financial and operating results for the third quarter ended September 30, 2009.
“Our solid third quarter operating results demonstrate our ability to execute on our plans, and address the growing demand for super fast mobile Internet by delivering 4G services to cities across the nation,” said Bill Morrow. “Through our own sales channels and those of our wholesale partners, including Sprint, Comcast and Time Warner Cable, we’re bringing consumers and businesses a new category of Internet service designed to make people’s lives more enjoyable and more productive, wherever they happen to be in our coverage area. We are very pleased to have announced reaching a definitive agreement with many of our strategic investors for

$1.564 billion in additional equity funding for our planned network expansion, subject to final closing conditions. It is further evidence of the importance of 4G to our strategic stakeholders who are relying on our network to bring new services to their customers.”
“With the widespread adoption of laptops, netbooks, and smart phones, we’re seeing a fundamental shift in data consumption patterns, and we know that a device is only as strong as the network upon which it runs. Our open network, all-IP infrastructure, and spectrum holdings enable us to deliver multi-megabit download speeds to meet the demands of today and tomorrow.”
2009 Market Launches
Clearwire expects to offer 4G service in markets covering 30 million people at the end of this year including the following markets: Atlanta, GA; Baltimore, MD; Boise, ID; Chicago, IL; Las Vegas, NV; Philadelphia, PA; Charlotte, Raleigh, and Greensboro, NC; Honolulu and Maui, HI; Seattle and Bellingham, WA; Portland and Salem, OR; and Dallas/Ft. Worth, San Antonio, Austin, Abilene, Amarillo, Corpus Christi, Killeen/Temple, Lubbock, Midland/Odessa, Waco and Wichita Falls, TX.
Business Outlook
Clearwire maintained its business outlook for 2009 and 2010, expecting consolidated average revenue per user (“ARPU”) to be generally sustained at current levels over this period of significant development and expansion of its wireless 4G network. The Company continues to anticipate that Churn will increase in its pre-WiMAX markets as the Company transitions these networks to mobile WiMAX technology and that cost per gross addition (“CPGA”) will increase, particularly in the fourth quarter of 2009, as new markets are launched.
Clearwire is now targeting total net cash spend, which represents the change in cash and short-term investment balances, of approximately $750 million in the fourth quarter of 2009, or approximately $1.9 billion for the full year 2009 which is at the high end of the $1.5 billion to $1.9 billion range originally targeted for the year. The Company ended the third quarter of 2009 with total cash and short-term investment balances of approximately $2.0 billion. The Company has announced new equity and debt funding commitments which collectively total $1.8 billion from a group of its strategic investors, assuming the new debt offering is fully subscribed and completed as planned.
Specifically, the Company announced a new $1.564 billion round of equity financing, which is expected to be received as follows: approximately $1.057 billion within five business days, $440 million at a closing targeted to be completed by year end 2009, and $66 million at a closing targeted to be completed during the first quarter of 2010. The closing dates are subject to customary closing conditions. Additionally, approximately $240 million in debt funding has been committed to Clearwire by existing equity investors, which are also holders of notes under Clearwire’s current credit facility, that have agreed to receive replacement notes on the same terms as the new high yield bond offering the Company is launching today.
The Company reaffirmed its 2009 consolidated network coverage target of more than 40 million people, including over 30 million people targeted to be covered by the Company’s CLEAR 4G service in more than 25 markets by the end of 2009. Clearwire continues to target expanding its CLEAR 4G network coverage to as many as 120 million people by the end of 2010, assuming the Company completes the announced financing transactions and raises the remaining additional capital necessary. The ultimate scope and timing of Clearwire’s network expansion plans also remain subject to refinement as the Company continues to evaluate and further optimize its expansion strategy.
Presentation of Unaudited 2009 Third Quarter and Year to Date and Pro Forma 2008 Third Quarter and Year to Date Results
As previously disclosed, on November 28, 2008, Clearwire, Sprint Nextel Corporation, Comcast Corporation, Intel Corporation, Time Warner Cable, Inc., Google Inc., and Bright House Networks, LLC, completed the transactions contemplated by the Transaction Agreement and Plan of Merger (the “Transaction Agreement”), entered into by the parties on May 7, 2008. For accounting purposes, the transactions (the “Transactions”) are treated as a “reverse acquisition” with the WiMAX business contributed from Sprint (the “Sprint WiMAX Business”) deemed to be the accounting acquirer. As a result, the financial results of the legacy Clearwire Corporation (“Old Clearwire”) prior to the consummation of the Transactions are not included as part of the Company’s condensed consolidated financial statements. The results for Clearwire for the three and nine months ended September 30, 2009, are presented with the results of operations of the Sprint WiMAX Business for the three and nine months ended September 30, 2008, on subsequent pages of this earnings release.
In order to facilitate the most useful comparative analysis between periods, the following table summarizes Clearwire’s third quarter and nine months ended September 30, 2009, consolidated results versus the Pro Forma Financial Data for the comparable three and nine month periods ended September 30, 2008. The Pro Forma Financial Data has been derived from the unaudited pro forma condensed combined statements of operations of Clearwire for the three and nine months ended September 30, 2008. The unaudited pro forma condensed combined statements of operations of Clearwire give effect to the Transactions as if they were consummated on January 1, 2008, and are based upon the financial results for both Old Clearwire and the Sprint WiMAX Business for the relevant periods. A full presentation of the unaudited pro forma condensed combined statements of operations for the three and nine months ended September 30, 2008, and accompanying notes, are provided on subsequent pages of this release. The unaudited pro forma condensed combined statements of operations are presented for illustrative purposes only and are not necessarily indicative of the results of operations that would have been obtained had the Transactions actually been consummated on January 1, 2008, nor are they intended to be a projection of future results of operations.
Clearwire Corporation
Summary of Pro Forma Financial Data
(In thousands)
(Unaudited)

	Three months ended Sep 30,			Nine months ended Sep 30,
	Actual	Pro Forma		Actual	Pro Forma
	2009	2008		2009	2008
REVENUES	$68,812	$60,839	13%	$194,543	$170,930	14%
OPERATING EXPENSES:
Cost of goods and services and network costs (exclusive of items shown separately below)	97,496	75,546	29%	252,348	208,351	21%
Selling, general and administrative expense	145,278	112,834	29%	366,989	374,688	-2%
Depreciation and amortization	52,938	32,200	64%	147,750	86,932	70%
Spectrum lease expense	64,426	59,554	8%	193,135	174,092	11%

Total operating expenses	360,138	280,134	29%	960,222	844,063	14%

OPERATING LOSS	(291,326)	(219,295)	-33%	(765,679)	(673,133)	-14%

LESS NON CASH ITEMS
Non Cash Expenses	44,571	41,539	7%	132,955	135,557	-2%
Depreciation and amortization	52,938	32,200	64%	147,750	86,932	70%

Total non cash	97,509	73,739	32%	280,705	222,489	26%

ADJUSTED OIBDA	(193,817)	(145,556)	-33%	(484,974)	(450,644)	-8%
Adjusted OIBDA Margin	-282%	-239%		-249%	-264%

KEY OPERATING METRICS (k for ‘000’s, MM for ‘000,000’s)
Net Subscriber Additions	44k	8k		81k	75k
Total Subscribers	555k	469k		555k	469k
ARPU	$39.71	$40.43		$39.57	$38.92
Churn	3.1%	3.0%		2.9%	2.6%
CPGA	$563	$404		$524	$453
Capital Expenditures	$410MM	$129MM		$773MM	$655MM
Covered POPS	25.4MM	18.2MM		25.4MM	18.2MM
Cash, Cash Equivalents and Short-term Investments	$1,957.5MM	$367.9MM		$1,957.5MM	$367.9MM
Note: For a definition and reconciliation of non-GAAP financial measures, including Adjusted OIBDA, ARPU, Churn, and CPGA, please refer to the section titled, “Definition of Terms and Reconciliation of Non-GAAP Financial Measures to Unaudited Condensed Consolidated Statements of Operations” at the end of this release.

2009 Third Quarter Consolidated Results
Consolidated revenue increased by 13 percent to $68.8 million in the third quarter 2009, versus pro forma revenue of $60.8 million for the same quarter of 2008. The growth in revenue was driven primarily by Clearwire’s larger subscriber base, including the addition of three new markets year-over-year.
Total subscribers increased to approximately 555,000 at the end of the third quarter of 2009, up from approximately 469,000 on a pro forma basis at the end of the third quarter 2008. Total subscribers in the Company’s 13 CLEAR 4G markets (both new markets and legacy markets recently upgraded to CLEAR 4G service) were approximately 173,000 at the end of September. On a consolidated basis Clearwire added approximately 44,000 net new subscribers during the third quarter of 2009. This third quarter increase included the addition of approximately 49,000 net new subscribers in the Company’s 13 CLEAR 4G markets, which were partially offset by a modest net decline in subscribers in domestic and international pre-WiMAX markets for the quarter.
ARPU for the third quarter of 2009 was $39.71, a decrease of $0.72 from the $40.43 pro forma ARPU level from the prior year third quarter and a sequential quarter increase of $0.24 compared to $39.47 reported in second quarter of 2009. ARPU declined year-over-year on a pro forma basis due to increased promotional discounts as a result of higher gross subscriber additions during the third quarter of 2009 than in the same quarter of 2008.
Cost of goods and services and network costs for the third quarter ended September 30, 2009, increased 29 percent to $97.5 million compared to pro forma cost of goods and services and network costs of $75.5 million in the third quarter of the prior year period due to higher backhaul and tower rent expense associated with the build-out of new markets in the first nine months of 2009 and in preparation for future market launches.
Selling, General and Administrative expense increased to $145.3 million in the third quarter 2009 compared to pro forma expense of $112.8 million for the third quarter 2008 as a result of higher sales expense related to higher gross subscriber additions and higher marketing expense in CLEAR 4G markets.
Adjusted OIBDA for the third quarter of 2009 reflected a loss of $193.8 million, versus a similar pro forma Adjusted OIBDA loss of $145.6 million for the same period in 2008.
Higher network expansion activities led to an increase in Capital Expenditures (or CapEx) to $410 million in the third quarter of 2009 from pro forma CapEx of $129 million in the same period in 2008. Clearwire expects fourth quarter CapEx to again rise sequentially reflecting a continued ramping of network expansion activities.
Net cash spend was $504 million for the third quarter of 2009, and $1.15 billion for the nine months ended September 30, 2009. Clearwire ended September 2009 with cash and short-term investments of approximately $2.0 billion invested primarily in U.S. Treasury securities.
Management Webcast
Clearwire’s senior leadership team will discuss the Company’s 2009 third quarter performance during a conference call and simultaneous webcast at 4:30 p.m. Eastern Time (1:30 p.m. Pacific Time) today. The call is expected to last approximately 45 minutes. To access today’s conference call, please call 800.706.7741, or outside the United States please call 617.614.3471. The conference call passcode is 34019620. The simultaneous webcast can be accessed via the Internet at http://investors.clearwire.com. The conference call will be archived and available for replay until approximately midnight Eastern Time (9 p.m. Pacific Time), on November 24, 2009.  To access the replay, please call 888-286-8010, or outside the United States dial 617-801-6888. The replay passcode is 99358947.
About Clearwire
Clearwire Communications, LLC, an operating subsidiary of Clearwire Corporation (NASDAQ: CLWR), offers a robust suite of advanced high-speed Internet services to consumers and businesses. As part of a multi-year network build-out plan, Clearwire’s 4G service, called CLEAR™, will be available in major metropolitan areas across the U.S., and bring together an unprecedented combination of speed and mobility. Clearwire’s open all-

IP network, combined with significant spectrum holdings, provides unmatched network capacity to deliver next generation broadband access. Strategic investors in Clearwire include Intel Capital, Comcast, Sprint, Google, Time Warner Cable, and Bright House Networks. Clearwire currently provides 4G service, utilizing WiMAX technology, in 24 markets and provides pre-WiMAX communications services in 37 markets across the U.S. and Europe. The company also serves as the wholesale 4G network supplier for the next-generation wireless data products offered by several strategic investors, including Sprint, Comcast, Time Warner Cable and Bright House Networks. Headquartered in Kirkland, Wash., additional information about Clearwire is available at www.clearwire.com.
Forward-Looking Statements
This release, and other written and oral statements made by Clearwire from time to time, contains forward-looking statements which are based on management’s current expectations and beliefs, as well as on a number of assumptions concerning future events made with information that is currently available. Forward-looking statements may include, without limitation, management’s expectations regarding: future financial and operating performance and financial condition; proposed transactions; network development and market launch plans; strategic plans and objectives; industry conditions; the strength of the balance sheet; and liquidity and financing needs. The words “will,” “would,” “may,” “should,” “estimate,” “project,” “forecast,” “intend,” “expect,” “believe,” “target,” “designed,” “plan” and similar expressions are intended to identify forward-looking statements. Readers are cautioned not to put undue reliance on such forward-looking statements, which are not a guarantee of performance and are subject to a number of uncertainties and other factors, many of which are outside of Clearwire’s control, which could cause actual results to differ materially and adversely from such statements. Some factors that could cause actual results to differ are:
•	We are an early-stage company with a history of operating losses and we expect to continue to realize significant net losses for the foreseeable future.

•	Our business plan will require us to raise substantial additional financing both in the near term and long term, and if we are unable to raise such financing on acceptable terms we will need to modify our business plan accordingly, such as making material adjustments to our current network expansion plans, including potential delays in the timing, or decreases in the scope, of expansion.

•	Our pending financing transactions are subject to closing conditions that, if not satisfied, could result in the transactions not being completed.

•	We may fail to realize all of the anticipated benefits of the transactions with Sprint and the strategic investors.

•	We are committed to using commercially reasonable efforts to deploy wireless broadband networks based solely on mobile WiMAX technology, even if there are alternative technologies available in the future that are technologically superior or more cost effective.

•	We currently depend on our commercial partners to develop and deliver the equipment for our pre-WiMAX and mobile WiMAX networks.

•	Many of our competitors are better established and have significantly greater resources, and may subsidize their competitive offerings with other products and services.

•	Our substantial indebtedness and restrictive debt covenants could limit our financing options and liquidity position and may limit our ability to grow our business.

•	Sprint Nextel Corporation owns a majority of our shares, resulting in Sprint holding a majority voting interest in the Company, and Sprint may have, or may develop in the future, interests that may diverge from other stockholders.

•	Future sales of large blocks of our common stock may adversely impact our stock price.
For a more detailed description of the factors that could cause such a difference, please refer to Clearwire’s filings with the Securities and Exchange Commission, including the information under the heading “Risk Factors” in our Annual Report on Form 10-K filed on March 26, 2009 and our Quarterly Report on Form 10-Q filed on August 13, 2009. Clearwire assumes no obligation to update or supplement such forward-looking statements.

CLEARWIRE CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three months ended September 30
	Actual		Pro Forma
	2009	2008	2008
REVENUES	$68,812	$—	$60,839	13%
OPERATING EXPENSES:
Cost of goods and services and network costs (exclusive of items shown separately below)	97,496	31,147	75,546	29%
Selling, general and administrative expense	145,278	27,992	112,834	29%
Depreciation and amortization	52,938	12,984	32,200	64%
Spectrum lease expense	64,426	18,741	59,554	8%

Total operating expenses	360,138	90,864	280,134	29%

OPERATING LOSS	(291,326)	(90,864)	(219,295)	-33%

OTHER INCOME (EXPENSE):
Interest income	2,051	—	3,468	-41%
Interest expense	(11,671)	—	(48,513)	76%
Other income (expense), net	(4,640)	1,135	(10,028)	54%

Total other income (expense), net	(14,260)	1,135	(55,073)	74%

LOSS BEFORE INCOME TAXES	(305,586)	(89,729)	(274,368)	-11%
Income tax provision	197	(47,874)	—	—

NET LOSS	(305,389)	(137,603)	(274,368)	-11%
Less: non-controlling interests in net loss of consolidated subsidiaries	222,962	—	201,657	11%

NET LOSS ATTRIBUTABLE TO CLEARWIRE CORPORATION	$(82,427)	$(137,603)	$(72,711)	-13%

Net loss attributable to Clearwire Corporation per Class A
Common Share:
Basic	$(0.42)		$(0.37)

Diluted	$(0.43)		$(0.45)

Weighted average Class A Common Shares outstanding:
Basic	195,456		194,484

Diluted	724,280		723,307

CLEARWIRE CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Nine months ended September 30,
	Actual		Pro Forma
	2009	2008	2008
REVENUES	$194,543	$—	$170,930	14%
OPERATING EXPENSES:
Cost of goods and services and network costs (exclusive of items shown separately below)	252,348	83,585	208,351	21%
Selling, general and administrative expense	366,989	94,938	374,688	-2%
Depreciation and amortization	147,750	29,286	86,932	70%
Spectrum lease expense	193,135	51,835	174,092	11%

Total operating expenses	960,222	259,644	844,063	14%

OPERATING LOSS	(765,679)	(259,644)	(673,133)	-14%

OTHER INCOME (EXPENSE):
Interest income	8,292	285	16,051	-48%
Interest expense	(56,235)	(232)	(143,683)	61%
Other income (expense), net	(16,461)	3,937	(44,219)	63%

Total other income (expense), net	(64,404)	3,990	(171,851)	63%

LOSS BEFORE INCOME TAXES	(830,083)	(255,654)	(844,984)	2%
Income tax provision	158	(58,952)	—	—

NET LOSS	(829,925)	(314,606)	(844,984)	2%
Less: non-controlling interests in net loss of consolidated subsidiaries	603,069	—	621,190	-3%

NET LOSS ATTRIBUTABLE TO CLEARWIRE CORPORATION	$(226,856)	$(314,606)	$(223,794)	-1%

Net loss attributable to Clearwire Corporation per Class A
Common Share:
Basic	$(1.17)		$(1.15)

Diluted	$(1.18)		$(1.26)

Weighted average Class A Common Shares outstanding:
Basic	194,145		194,484

Diluted	718,082		723,307

On the preceding two tables, basic and diluted net loss per common share amounts are not presented for the actual three month and nine month periods ended September 30, 2008. Prior to the closing of the Transactions (the “Closing”), the Company had no equity as the Sprint WiMAX Business was a wholly-owned division of Sprint Nextel Corporation. The calculation of diluted net loss per common share assumes the hypothetical exchange of Class B common interests of Clearwire Communications LLC (“Clearwire Communications Class B Common Interests”) together with Class B common stock of Clearwire Corporation (“Clearwire Class B Common Stock”) for Clearwire Corporation’s Class A common stock (“Clearwire Class A Common Stock”) resulting in certain corresponding tax effects, an increase in the number of shares of Clearwire Class A Common Stock outstanding and the elimination of the non-controlling interest allocation.

CLEARWIRE CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per share data)
(Unaudited)

	September 30,	December 31,
	2009	2008
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$481,417	$1,206,143
Short-term investments	1,476,053	1,901,749
Restricted cash	1,116	1,159
Accounts receivable, net of allowance of $1,814 and $913	4,721	4,166
Notes receivable	5,295	4,837
Inventory	6,214	3,174
Prepaids and other assets	36,357	44,644

Total current assets	2,011,173	3,165,872
Property, plant and equipment, net	1,941,890	1,319,945
Restricted cash	4,868	8,381
Long-term investments	8,959	18,974
Spectrum licenses, net	4,485,679	4,471,862
Other intangible assets, net	100,130	122,808
Investments in equity investees	10,805	10,956
Other assets	45,125	5,369

TOTAL ASSETS	$8,608,629	$9,124,167

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES
Accounts payable and other current liabilities	$279,421	$145,417
Deferred revenue	14,088	11,761
Current portion of long-term debt	14,292	14,292

Total current liabilities	307,801	171,470
Long-term debt, net	1,394,859	1,350,498
Deferred tax liabilities	3,803	4,164
Other long-term liabilities	193,207	95,225

Total liabilities	1,899,670	1,621,357
COMMITMENTS AND CONTINGENCIES

STOCKHOLERS’ EQUITY
Clearwire Corporation stockholders’ equity
Class A Common Stock, par value $0.0001, 1,300,000,000 shares authorized; 195,956,715 and 190,001,706 shares issued and outstanding, respectively	20	19
Class B Common Stock , par value $0.0001, 750,000,000 shares authorized; 528,823,529 and 505,000,000 shares issued and outstanding, respectively	53	51
Additional paid-in capital	2,081,905	2,092,861
Accumulated other comprehensive income	3,168	3,194
Accumulated deficit	(256,789)	(29,933)

Total Clearwire Corporation stockholders’ equity	1,828,357	2,066,192
Non-controlling interests	4,880,602	5,436,618

Total stockholders’ equity	6,708,959	7,502,810

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$8,608,629	$9,124,167

CLEARWIRE CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Nine months ended September 30,
	2009	2008
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(829,925)	$(314,606)
Adjustments to reconcile net loss to net cash used in operating activities:
Deferred income taxes	158	58,952
Losses from equity investees, net	883	—
Non-cash fair value adjustment on swaps	(5,343)	—
Other-than-temporary impairment loss on investments	10,015	—
Non-cash interest expense	55,079	—
Depreciation and amortization	147,750	29,286
Amortization of favorable spectrum leases, spectrum rent expense and lease service	60,944	10,909
Non-cash tower and building rent	47,803	—
Share-based compensation	24,208	—
Loss on disposal of assets	16,947	—
Changes in assets and liabilities:
Inventory	(3,041)	—
Accounts receivable	(720)	(696)
Prepaids and other assets	(38,994)	(58,085)
Prepaid spectrum licenses	(34,876)	—
Accounts payable and other liabilities	143,410	—

Net cash used in operating activities	(405,702)	(274,240)
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(729,587)	(476,167)
Payments for spectrum licenses and other intangible assets	(11,747)	(111,068)
Purchases of available-for-sale investments	(2,291,461)	—
Sales of available-for-sale investments	2,705,455	—
Proceeds from asset sales	2,000	—
Net decrease to restricted cash	3,556	—

Net cash used in investing activities	(321,784)	(587,235)
CASH FLOWS FROM FINANCING ACTIVITIES:
Net advances from Sprint Nextel Corporation	—	861,475
Proceeds from issuance of common stock	12,853	—
Principal payments on long-term debt	(10,719)	—

Net cash provided by financing activities	2,134	861,475
Effect of foreign currency exchange rates on cash and cash equivalents	626	—

Net decrease in cash and cash equivalents	(724,726)	—
CASH AND CASH EQUIVALENTS:
Beginning of period	1,206,143	—

End of period	$481,417	$—

SUPPLEMENTAL CASH FLOW DISCLOSURES:
Cash paid for interest	96,260	—
Swap interst paid	10,181	—
NON-CASH INVESTING AND FINANCING ACTIVITIES
Common stock of Sprint Nextel Corporation issued for spectrum licenses	—	4,000
Fixed asset purchases in accounts payable	43,082	—
Fixed asset purchases included in advances and contributions from Sprint Nextel Corporation	—	77,371

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS
     The unaudited pro forma condensed combined statements of operations that follow are presented for informational purposes only and are not intended to represent or be indicative of the combined results of operations that would have been reported had the Transactions been completed as of January 1, 2008 and should not be taken as representative of the future consolidated results of operations of the Company.
     The following unaudited pro forma condensed combined statements of operations for the periods ended September 30, 2008 were prepared under Article 11-Pro forma Financial Information of Securities and Exchange Commission Regulation S-X using (1) the unaudited accounting records of the Sprint WiMAX Business for the three and nine months ended September 30, 2008; and (2) the unaudited consolidated financial statements of Old Clearwire for the three and nine months ended September 30, 2008. The unaudited pro forma condensed combined statements of operations should be read in conjunction with these separate historical financial statements and accompanying notes thereto.
     The following tables provide a reconciliation from the actual results to the pro forma results presented above for the Company for the three and nine months ended September 30, 2008 (in thousands):
CLEARWIRE CORPORATION
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	Three months ended September 30, 2008
	Historical
	3 month period		Purchase		Clearwire
	Clearwire	3 month period	Accounting		Corporation
	Corporation (1)	Old Clearwire	and Other (2)		Pro Forma
REVENUES:	$—	$60,839	$—		$60,839
OPERATING EXPENSES:
Cost of goods and services and network costs	31,147	44,399	—		75,546
Selling, general and administrative expense	27,992	84,842	—		112,834
Depreciation and amortization	12,984	28,604	(14,543)	(a)	32,200
			5,155	(b)
Spectrum lease expense	18,741	32,194	9,317	(b)	59,554
			(698)	(c)
Transaction costs	—	4,932	(4,932)	(d)	—

Total operating expenses	90,864	194,971	(5,701)		280,134

OPERATING LOSS	(90,864)	(134,132)	5,701		(219,295)
OTHER INCOME (EXPENSE):
Interest income	—	3,468	—		3,468
Interest expense	—	(24,726)	24,356	(e)	(48,513)
			(48,143)	(f)
Other income (expense), net	1,135	(10,465)	(698)	(c)	(10,028)

Total other income (expense), net	1,135	(31,723)	(24,485)		(55,073)

LOSS BEFORE INCOME TAXES	(89,729)	(165,855)	(18,784)		(274,368)
Income tax provision	(47,874)	(1,781)	49,655	(g)	—

NET LOSS	(137,603)	(167,636)	30,871		(274,368)
Less: non-controlling interests in net loss of consolidated subsidiaries	—	1,061	200,596	(h)	201,657

NET LOSS ATTRIBUTABLE TO CLEARWIRE CORPORATION	$(137,603)	$(166,575)	$231,467		$(72,711)

Net loss attributable to Clearwire Corporation per Class A Common Share:
Basic		$(1.01)			$(0.37) (3)

Diluted		$(1.01)			$(0.45) (3)

Weighted average Class A Common Shares outstanding:
Basic		164,232			194,484 (3)

Diluted		164,232			723,307 (3)

CLEARWIRE CORPORATION
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	Nine months ended September 30, 2008
	Historical
	9 month period		Purchase		Clearwire
	Clearwire	9 month period	Accounting		Corporation
	Corporation (1)	Old Clearwire	and Other (2)		Pro Forma
REVENUES:	$—	$170,930	$—		$170,930
OPERATING EXPENSES:
Cost of goods and services and network costs	83,585	124,766	—		208,351
Selling, general and administrative expense	94,938	279,750	—		374,688
Depreciation and amortization	29,286	85,590	(42,911)	(a)	86,932
			14,967	(b)
Spectrum lease expense	51,835	96,401	27,951	(b)	174,092
			(2,095)	(c)
Transaction costs	—	15,156	(15,156)	(d)	—

Total operating expenses	259,644	601,663	(17,244)		844,063

OPERATING LOSS	(259,644)	(430,733)	17,244		(673,133)
OTHER INCOME (EXPENSE):
Interest income	285	15,766	—		16,051
Interest expense	(232)	(79,031)	78,650	(e)	(143,683)
			(143,070)	(f)
Other income (expense), net	3,937	(46,061)	(2,095)	(c)	(44,219)

Total other income (expense), net	3,990	(109,326)	(66,515)		(171,851)

LOSS BEFORE INCOME TAXES	(255,654)	(540,059)	(49,271)		(844,984)
Income tax provision	(58,952)	(5,365)	64,317	(g)	—

NET LOSS	(314,606)	(545,424)	15,046		(844,984)
Less: non-controlling interests in net loss of consolidated subsidiaries	—	3,406	617,784	(h)	621,190

NET LOSS ATTRIBUTABLE TO CLEARWIRE CORPORATION	$(314,606)	$(542,018)	$632,830		$(223,794)

Net loss attributable to Clearwire Corporation per Class A Common Share:
Basic		$(3.30)			$(1.15) (3)

Diluted		$(3.30)			$(1.26) (3)

Weighted average Class A Common Shares outstanding:
Basic		164,145			194,484 (3)

Diluted		164,145			723,307 (3)

Notes to Clearwire Corporation
Unaudited Pro Forma Condensed Combined Statements of Operations
(1)	Basis of presentation
     Sprint Nextel Corporation entered into an agreement with Old Clearwire to combine both of their next generation wireless broadband businesses to form a new independent company. On Closing, Old Clearwire and the Sprint WiMAX Business completed the combination to form Clearwire. The Transactions were accounted for as a reverse acquisition with the Sprint WiMAX Business deemed to be the accounting acquirer.
     At the Closing, the Investors made an aggregate $3.2 billion capital contribution to Clearwire and its subsidiary, Clearwire Communications LLC. In exchange for the contribution of the Sprint WiMAX Business and their investments, as applicable, Google initially received 25,000,000 shares of Clearwire Class A common stock and Sprint and the other Investors received in aggregate 505,000,000 shares of Clearwire Class B common stock and an equivalent amount of Clearwire Communications Class B common interests. The number of shares of Clearwire Class A and B common stock and Clearwire Communications Class B common interests, as applicable, that the Investors were entitled to receive under the Transaction Agreement was subject to a post-closing adjustment based on the trading price of Clearwire Class A common stock on NASDAQ over 15 randomly-selected trading days during the 30-day period ending on the 90th day after the Closing, or February 26, 2009, (the “Adjustment Date”), with a floor of $17.00 per share and a cap of $23.00 per share. During the measurement period, Clearwire Class A common stock traded below $17.00 per share on NASDAQ, so on the Adjustment Date, we issued to the Investors an additional 4,411,765 shares of Clearwire Class A common stock and 23,823,529 shares of Clearwire Class B common stock and Clearwire Communications Class B common interests to reflect the $17.00 final price per share. Additionally, in accordance with the subscription agreement, on February 27, 2009, CW Investment Holdings LLC purchased 588,235 shares of Clearwire Class A common stock at $17.00 per share for a total investment of $10.0 million. For the purpose of determining the number of shares outstanding within the unaudited pro forma condensed combined statements of operations, we assumed that the additional shares and common interests issued to the Investors and CW Investment Holdings LLC on the Adjustment Date and February 27, 2009, respectively, were issued as of the Closing and that the Closing was consummated on January 1, 2008. After giving effect to the Transactions, the post-closing adjustment and the investment by CW Investment Holdings LLC, Sprint owns the largest interest in Clearwire with an effective voting and economic interest in Clearwire and its subsidiaries of approximately 51%.
     In connection with the integration of the Sprint WiMAX Business and Old Clearwire operations, we expect that certain non-recurring charges will be incurred. We also expect that certain synergies might be realized due to operating efficiencies or future revenue synergies expected to result from the Transactions. However, in preparing the unaudited pro forma condensed combined statements of operations, which give effect to the Transactions as if they were consummated on January 1, 2008, no pro forma adjustments have been reflected to consider any such costs or benefits.
(2)	Pro Forma Adjustments Related to Purchase Accounting and Other Non-recurring Charges for the Three and Nine Months Ended September 30, 2008
     The pro forma adjustments related to purchase accounting have been derived from the allocation of the purchase consideration to the identifiable tangible and intangible assets acquired and liabilities assumed of Old Clearwire, including the allocation of the excess of the estimated fair value of net assets acquired over the purchase price.
     Article 11 of Regulation S-X requires that pro forma adjustments reflected in the unaudited pro forma condensed combined statements of operations are directly related to the transaction for which pro forma financial information is presented and have a continuing impact on the results of operations. Certain charges have been excluded in the unaudited pro forma condensed combined statements of operations as such charges were incurred in direct connection with or at the time of the Transactions and are not expected to have an ongoing impact on the results of operations after the Closing.

(a)	Represents adjustments in the depreciation expense on a pro forma basis related to items of Old Clearwire property, plant and equipment that are being depreciated over their estimated remaining useful lives on a straight-line basis. The reduction in depreciation expense results from a decrease in the carrying value of Old Clearwire property, plant equipment due to the allocation of the excess of the estimated fair value of net assets acquired over the purchase price used in purchase accounting for the Transactions.

(b)	Represents adjustments to record amortization on a pro forma basis related to Old Clearwire spectrum lease contracts and other intangible assets over their estimated weighted average remaining useful lives on a straight-line basis. The increase in the amortization expense results from an increase in the carrying value of the Old Clearwire spectrum lease contracts and other intangible assets resulting from purchase accounting.

(c)	Represents the elimination of intercompany other income and related expenses associated with the historical agreements pre-Closing between the Sprint WiMAX Business and Old Clearwire, where Old Clearwire leased spectrum licenses from the Sprint WiMAX Business. The other income and related expenses were $698,000 and $2.1 million for the three and nine months ended September 30, 2008, respectively.

(d)	Represents the reversal of transaction costs of $5.0 million and $15.2 million for the three and nine months ended September 30, 2008, respectively, comprised of $5.0 million of other professional fees, recorded in the Old Clearwire historical financial statements for the three months ended September 30, 2008, and $6.0 million of investment banking fees and $9.2 million of other professional fees, recorded in the Old Clearwire historical financial statements for the nine months ended September 30, 2008. As these are non-recurring charges directly attributable to the Transactions, they are excluded from the unaudited pro forma condensed combined statements of operations for the three and nine months ended September 30, 2008.

(e)	Prior to the Closing, Old Clearwire refinanced the Senior Term Loan Facility and renegotiated the loan terms. Historical interest expense related to the Senior Term Loan Facility before the refinancing and amortization of the deferred financing fees recorded by Old Clearwire, in the amount of $24.4 million and $78.7 million for the three and nine months ended September 30, 2008, respectively, have been reversed as if the Transactions were consummated on January 1, 2008.

(f)	Represents the adjustment to record pro forma interest expense assuming the senior term loan facility, including the Sprint Pre-Closing financing (as defined in the Transaction Agreement) under the Amended Credit Agreement (as defined below), was outstanding as of January 1, 2008. The Closing would have resulted in an event of default under the terms of the credit agreement underlying the Senior Term Loan Facility unless the consent of the lenders was obtained. On November 21, 2008, Old Clearwire entered into the Amended and Restated Credit Agreement with the lenders to obtain their consent and to satisfy other conditions to closing under the Transaction Agreement (the “Amended Credit Agreement”). The Amended Credit Agreement resulted in additional fees to be paid and adjustments to the underlying interest rates. The Sprint Pre-Closing Financing was assumed by Clearwire on the Closing, as a result of the financing of the Sprint WiMAX Business operations by Sprint for the period from April 1, 2008, through the Closing, and added as an additional tranche of term loans under the Amended Credit Agreement.

Pro forma interest expense was calculated over the period using the effective interest method resulting in an adjustment of $48.2 million and $143.1 million for the three and nine months ended September 30, 2008, respectively, based on an effective interest rate of approximately 14.0 percent. Pro forma interest expense also reflects an adjustment to accrete the debt to par value. Pro forma interest expense was calculated based on the contractual terms under the Amended Credit Agreement, assuming a term equal to its contractual maturity of 30 months and the underlying interest rate was the LIBOR loan base rate of 2.75 percent, as the 3 month LIBOR rate in effect at the Closing was less than the base rate, plus the applicable margin. The calculation assumed an applicable margin of 6.00 percent and additional rate increases as specified in the Amended Credit Agreement over the term of the loan. A one-eighth percentage change in the interest rate would increase or decrease interest expense by $435,000 and $1.3 million for the three and nine months ended September 30, 2008, respectively. Total interest expense on a pro forma basis does not include an adjustment for capitalized interest.

(g)	Represents the adjustment to reflect the pro forma income tax expense for the three and nine months ended September 30, 2008, which was determined by computing the pro forma effective tax rates for the three and nine months ended September 30, 2008, giving effect to the Transactions. Clearwire expects to generate net operating losses into the foreseeable future and thus has recorded a valuation allowance for the deferred tax assets not expected to be realized. Therefore, for the three and nine months ended September 30, 2008, no tax benefit was recognized.

(h)	Represents the allocation of a portion of the pro forma combined net loss to the non-controlling interests in consolidated subsidiaries based on Sprint’s and the Investors’ (other than Google) ownership of the Clearwire Communications Class B common interests upon Closing of the Transactions and reflects the contributions by CW Investment Holdings LLC and the Investors at $17.00 per share following the post-closing adjustment. This adjustment is based on pre-tax loss since income tax consequences associated with any loss allocated to the Clearwire Communications Class B common interests will be incurred directly by Sprint and the Investors (other than Google and CW Investment Holdings LLC).

(3)	Pro Forma Net Loss per Share
     The Clearwire combined pro forma net loss per share presented below assumes the closing of the Transactions and that the Clearwire Class A and B common stock and Clearwire Communications Class B common interests issued to Sprint, the Investors and CW Investment Holdings LLC were outstanding from January 1, 2008, and reflects the resolution of the post-closing price adjustment at $17.00 per share. The shares of Clearwire Class B common stock have nominal equity rights. These shares have no right to dividends of Clearwire and no right to any proceeds on liquidation other than the par value of Clearwire Class B common stock.
     The following table presents the pro forma number of Clearwire shares outstanding as if the Transactions had been consummated on January 1, 2008 (in thousands):

	Basic	Diluted
Clearwire Class A common stock held by existing stockholders(i)	164,484	164,484
Clearwire Class A common stock sold to Google(i)	29,412	29,412
Clearwire Class A common stock sold to CW Investment Holdings LLC(i)	588	588
Clearwire Class B common stock issued to Sprint(ii)	—	370,000
Clearwire Class B common stock sold to Comcast(ii)	—	61,765
Clearwire Class B common stock sold to Intel(ii)	—	58,823
Clearwire Class B common stock sold to Time Warner Cable(ii)	—	32,353
Clearwire Class B common stock sold to Bright House Networks(ii)	—	5,882

Weighted average Clearwire Class A common stock outstanding	194,484	723,307

(i)	Shares outstanding related to Clearwire Class A common stock held by Clearwire stockholders has been derived from the sum of the number of shares of Old Clearwire Class A common stock and Old Clearwire Class B common stock issued and outstanding at November 28, 2008, and subject to conversion of each share of Old Clearwire Class A common stock and Old Clearwire Class B common stock into the right to receive one share of Clearwire Class A common stock. The basic weighted average shares outstanding related to Clearwire Class A common stock are the shares issued in the Transactions and assumed to be outstanding for the entire period for which loss per share is being calculated. The computation of pro forma diluted Clearwire Class A common stock did not include the effects of the following options, restricted stock units and warrants as the inclusion of these securities would have been anti-dilutive (in thousands):

As of
November 28,
2008
Stock options	18,431
Warrants	17,806
Restricted stock units	1,238

37,475

(ii)	Holders of Clearwire Class B common stock will be entitled at any time to exchange one share of Clearwire Class B common stock, in combination with one Clearwire Communications Class B common interest, for one share of Clearwire Class A common stock.
     Shares of Clearwire Class B common stock have no impact on pro forma basic net loss per share because they do not participate in net income (loss) or distributions. However, the hypothetical exchange of Clearwire Communications Class B common interests together with Clearwire Class B common stock for Clearwire Class A common stock may have a dilutive effect on pro forma diluted loss per share due to certain tax effects. As previously mentioned, that exchange would result in a decrease to the non-controlling interests and a corresponding increase in net loss attributable to the Clearwire Class A common stock. Further, to the extent that all of the Clearwire Communications Class B common interests and Clearwire Class B common stock are converted to Clearwire Class A common stock on a pro forma basis, the partnership structure is assumed to no longer exist and Clearwire would be required to recognize a tax charge related to indefinite lived intangible assets. Net loss available to holders of Clearwire Class A common stock, assuming conversion of the Clearwire Communications Class B common interests and Clearwire Class B common stock, is as follows (in thousands):

	Three Months Ended	Nine Months Ended
	September 30,	September 30,
	2008	2008
Pro forma net loss	$(72,711)	$(223,794)
Non-controlling interests in net loss of consolidated subsidiaries	(201,657)	(621,190)
Less: Pro forma tax adjustment resulting from dissolution of Clearwire Communications	(49,655)	(64,317)

Net loss available to Clearwire Class A common stockholders, assuming the exchange of Clearwire Class B common stock and Clearwire Communications Class B common interests to Clearwire Class A common stock	$(324,023)	$(909,301)

     The pro forma net loss per share available to holders of Clearwire Class A common stock on a basic and diluted basis is calculated as follows (in thousands, except per share amounts):

	Three Months Ended		Nine Months Ended
	September 30, 2008		September 30, 2008
	Basic	Diluted	Basic	Diluted
Pro forma net loss available Clearwire Class A common stockholders	$(72,711)	$(324,023)	$(223,794)	$(909,301)
Weighted average Clearwire Class A common stock outstanding	194,484	723,307	194,484	723,307

Basic and diluted pro forma net loss per share of Clearwire Class A common stock	$(0.37)	$(0.45)	$(1.15)	$(1.26)

Definition of Terms and Reconciliation of Non-GAAP Financial Measures to Unaudited Condensed Consolidated Statements of Operations
The company utilizes certain financial measures which are widely used in the telecommunications industry and are not calculated based on accounting principles generally accepted in the United States of America (GAAP). Certain of these financial measures are considered non-GAAP financial measures within the meaning of Item 10 of Regulation S-K promulgated by the SEC. Other companies may calculate these measures differently.
 (1) Adjusted OIBDA is a non-GAAP financial measure. Adjusted OIBDA is defined as consolidated operating loss less depreciation and amortization expenses, non cash expenses related to capital assets (towers, spectrum leases and buildings) and stock-based compensation expense. A reconciliation of operating loss to Adjusted OIBDA is as follows:

	Unaudited Pro Forma		Unaudited Pro Forma
	Three months ended Sep 30,		Nine months ended Sep 30,
(in thousands)	Actual	Pro Forma	Actual	Pro Forma
	2009	2008	2009	2008
Operating Loss	$(291,326)	$(219,295)	$(765,679)	$(673,133)

Non Cash Expenses
Spectrum Lease Expense	14,585	21,959	60,944	79,964
Tower & Building Rents	22,330	9,585	47,803	21,854
Stock Compensation	7,656	9,995	24,208	33,739

Non Cash Items Expense	44,571	41,539	132,955	135,557

Depreciation and amortization	52,938	32,200	147,750	86,932

ADJUSTED OIBDA	(193,817)	(145,556)	(484,974)	(450,644)

In a capital-intensive industry, management believes Adjusted OIBDA, as well as the associated percentage margin calculation, to be meaningful measures of the Company’s operating performance. We provide Adjusted OIBDA as a supplemental performance measure because management believes it facilitates comparisons of the Company’s operating performance from period to period and comparisons of the Company’s operating performance to that of other companies by backing out potential differences caused by non-cash expenses related to long-term capital assets and leases, and share-based compensation. Because Adjusted OIBDA facilitates internal comparisons of our historical operating performance, management also uses Adjusted OIBDA for business planning purposes and in measuring our performance relative to that of our competitors. In addition, we believe that Adjusted OIBDA and similar measures are widely used by investors, financial analysts and credit rating agencies as a measure of our financial performance over time and to compare our financial performance with that of other companies in our industry.
 (2) ARPU is revenue, less acquired businesses revenue (revenue from entities that were acquired by Old Clearwire) less the revenue generated from the sales of devices less shipping revenue divided by the average number of subscribers in the period divided by the number of months in the period.

	Unaudited Pro Forma		Unaudited Pro Forma
	Three months ended Sep 30,		Nine months ended Sep 30,
(in thousands)	Actual	Pro Forma	Actual	Pro Forma
	2009	2008	2009	2008
ARPU
Service Revenue	$68,812	$60,839	$194,543	$170,930
Acquired Companies & One-Time Upfront Revenue	(5,496)	(4,298)	(13,624)	(14,439)

ARPU Revenue	63,316	56,541	180,919	156,491

Average Customers	531	466	508	447
Months in Period	3	3	9	9
ARPU	$39.71	$40.43	$39.57	$38.92

Management uses ARPU to identify average revenue per customer, to track changes in average customer revenues over time, to help evaluate how changes in our business, including changes in our service offerings and fees, affect average revenue per customer, and to assist in forecasting future service revenue. In addition,

ARPU provides management with a useful measure to compare our customer revenue to that of other wireless communications providers. We believe investors use ARPU primarily as a tool to track changes in our average revenue per customer and to compare our per customer service revenues to those of other wireless communications providers.
(3) Churn, which measures customer turnover, is calculated as the number of subscribers that terminate service in a given month divided by the average number of subscribers in that month using the actual number of subscribers or the pro forma number of subscribers, as applicable. Subscribers that discontinue service in the first 30 days of service for any reason, or in the first 90 days of service under certain circumstances, are deducted from our gross customer additions and therefore not included in the churn calculation.
Management uses churn to measure retention of our subscribers, to measure changes in customer retention over time, and to help evaluate how changes in our business affect customer retention. We believe investors use churn primarily as a tool to track changes in our customer retention. Other companies may calculate this measure differently.
(4) CPGA (Cost per Gross Addition) is selling, general and administrative costs less general and administrative costs and acquired businesses costs, plus devices equipment subsidy, divided by gross customer additions in the period.

	Unaudited Pro Forma		Unaudited Pro Forma
	Three months ended Sep 30,		Nine months ended Sep 30,
(in thousands)	Actual	Pro Forma	Actual	Pro Forma
	2009	2008	2009	2008
CPGA
Selling, General and Administrative	$145,278	$112,834	$366,989	$374,688
G&A and Other	(92,560)	(92,507)	(256,299)	(293,231)

Total Selling Expense	52,718	20,327	110,690	81,457

Total Gross Adds	94	50	211	180
Total CPGA	$563	$404	$524	$453

Management uses CPGA to measure the efficiency of our customer acquisition efforts, to track changes in our average cost of acquiring new subscribers over time, and to help evaluate how changes in our sales and distribution strategies affect the cost-efficiency of our customer acquisition efforts. We believe investors use CPGA primarily as a tool to track changes in our average cost of acquiring new subscribers.
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